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                 GORDON ALTMAN BUTOWSKY WEITZEN SHALOV & WEIN



                                                                 April 30, 1998

Dean Witter American Value Fund
Two World Trade Center
New York, New York 10048

Ladies and Gentlemen:

     This opinion is being furnished to Dean Witter American Value Fund, a Massachusetts business trust (the "Trust"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by the Trust in connection with the acquisition by the Trust of substantially all the assets of American Value Series ("American Value"), one of eleven portfolios of Dean Witter Retirement Series ("Retirement Series"), in exchange for shares of beneficial interest, par value $.01, of the Trust ("Shares") and the assumption by the Trust of certain stated liabilities of American Value pursuant to an Agreement and Plan of Reorganization dated as of April 30, 1998, between the Trust and Retirement Series, on behalf of American Value (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Lane Altman & Owens LLP, dated April 30, 1998.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in the Trust's current Prospectus under the caption "Additional Information").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,



                                        /s/ Gordon Altman Butowsky Weitzen
                                          Shalov & Wein
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